U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2006

YUKON RESOURCES INC.

(Exact name of registrant as specified in charter)

Nevada (State or jurisdiction of incorporation or organization)	333-118980 (Commission File Number)	20-0803515 (I.R.S. Employer Identification No.)

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1224 Washington Avenue Miami Beach, Florida

    33139

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    (Address of principal executive offices)

  (Zip Code)

Registrant's telephone number, including area code:      (866) 985-6696

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Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective May 2 2006, Yukon Resources, Inc (the “Company”) entered into a binding letter of intent with Virginia Mines Inc., a Québec, Canada Corporation (“Virginia”) (the Agreement”). Virginia trades on the Toronto Stock Exchange under the symbol VGQ.

Pursuant to the terms and conditions of the Agreement, the Company has the option to acquire, in joint venture, an undivided 75% participating interest in 200 claims constituting the Sagar property (the “Sagar Property”), located in the Labrador Trough in Northern Quebec and Virginia has the right and option, but not the obligation, to sell an additional 25% undivided interest in the Sagar Property. This Agreement is subject to a royalty agreement dated May 27, 1992, signed between Virginia Gold Mines Inc. (predecessor to Virginia Mines Inc.) and Pierre Poisson and Joanne Jones and its amendments of May 10, 1993, and November 3, 1993 (the “Underlying Agreement”).  Virginia has acquired a 100% interest into the Sagar Property, subject to a 1% NSR on certain claims and a 0.5% NSR on other claims owned by Jones & Poisson.  Virginia has the right to buy back half of the 1% NSR (0.5%) for $200,000 and half of the 0.5% NSR (0.25%) for $100,000.

The consideration to be paid by the Company includes:

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upon Yukon receiving the final written approval of the regulatory authorities  under which Yukon is subject, as the case may be, to the acquisition of an undivided 75% joint venture interest in the Sagar property, issue two million (2,000,000) common shares of Yukon on or before May 15, 2006;

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issue two million (2,000,000) warrants of purchase common stock of  Yukon on or before May 15, 2006, exercisable at $1.00 per share for a 3-year period from the date of issuance; and

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incur aggregate exploration expenditures in the amount of two million dollars ($2,000,000) on the Sagar Property on or before August 31, 2008 (the “Earn-In Period”).

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During the Earn-In Period and thereafter, as long as Virginia still owns a 25% Participating Interest in the Property, Virginia shall have the additional option at its sole discretion, to sell its remaining 25% joint venture interest in the Sagar Property to Yukon, subject to a royalty (as defined in the Agreement)  and Yukon shall issue one million (1,000,000) common shares and one million (1,000,000) warrants to purchase shares of Yukon  to Virginia within 10 days of notice.  The common share purchase warrants shall be exercisable at a price equal to the 20-trading-day weighted average closing price preceding the selling date and shall be valid for a 2-year period from the date of issuance.

In such case, upon completion of the share and warrant issuances, Yukon shall have earned a 100% interest in the Sagar Property, subject to the Underlying Agreement and to a 1.5% royalty to Virginia.

Should Yukon or the joint venture entity with Virginia discover a potentially exploitable gold deposit with an indicated resource outlined (defined according to NI43-101 Guidelines) of no less than 500,000 ounces of contained gold equivalent (for all precious metals), Virginia shall have, within 90 days of notice from Yukon of the discovery of a gold deposit  of no less than 500,000 ounces, a one-time right to back-in to re-acquire a 51% interest in the discovery by issuing a cash payment or Virginia common shares equivalent to that amount equal to two and a half times the current expenditures (as defined in the Agreement) incurred by Yukon on the discovery prior to Virginia’s election.  Upon receipt of the cash payment or its equivalent value in Virginia’s shares as defined above, a joint venture entity will immediately be formed between the parties with Virginia having a joint venture interest equal to 51% and Yukon having a joint venture interest equal to 49%.  Upon exercising its back-in right, Virginia would then become the operator of the gold property.

The letter of intent is attached hereto as Exhibit 99.1

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

Exhibits

Description

99.1	Letter of Intent between Yukon Resources Corp. and Virginia Mines Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 8, 2006

      By: /s/ J. A. Kirk McKinnon

J. A. Kirk McKinnon
          Chief Executive Officer

Exhibit 99.1